                                                                     EXHIBIT 9.1

                                VOTING AGREEMENT

         THIS VOTING AGREEMENT (this "Agreement") is entered into on July 15, 2003, by and among SKY FINANCIAL GROUP, INC., a financial holding company and an Ohio corporation ("Sky"), and STEVEN A. CALABRESE, a resident of the State of Ohio, CCAG LIMITED, an Ohio limited partnership, RC ENTERPRISES I, an Ohio partnership, RC ENTERPRISES II, an Ohio partnership, UMBERTO P. FEDELI, a resident of the State of Ohio, the RICHARD M. OSBORNE TRUST, an Ohio trust, TURKEY VULTURE FUND XIII, LTD., an Ohio limited liability company, and RICHARD
M. OSBORNE, a resident of the State of Ohio (collectively, the "Control Shareholders").

         WHEREAS, the Control Shareholders own a total of 785,636 Common Shares, without par value (the "Common Shares"), of GLB Bancorp, Inc., an Ohio corporation and a one-bank holding company that owns all of the outstanding common stock of Great Lakes Bank ("GLB") (all shares of such stock now owned and which may hereafter be acquired by the Control Shareholders prior to the termination of this Agreement shall be referred to herein as the "Control Shares"); and

         WHEREAS, Sky and GLB propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, that GLB will merge with and into Sky pursuant to the Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement);

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

                                    ARTICLE 1
                            VOTING OF CONTROL SHARES

         1.1 Voting Agreement. Each of the Control Shareholders hereby agrees that during the time this Agreement is in effect, at any meeting of the shareholders of GLB, however called, and in any action by consent of the shareholders of GLB, they shall vote their Control Shares: (i) in favor of the Merger and the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between GLB and any person or entity other than Sky, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of GLB under the Merger Agreement or that would result in any of the conditions to the obligations of GLB under the Merger Agreement not being fulfilled.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

         Each of the Control Shareholders hereby represent and warrant to Sky as follows:

         2.1 Authority Relative to this Agreement. Each of them has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by the Control Shareholders and constitutes a legal, valid and binding obligation of them, enforceable against the Control Shareholders in accordance with its terms.

         2.2      No Conflict.

                  (a) The execution and delivery of this Agreement by the Control Shareholders do not, and the performance of this Agreement by them will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to them or by which the Control Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Control Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any such Control Shareholder is a party or by which any such Control Shareholder or any Control Shares are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by any Control Shareholder of his, her or its obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by the Control Shareholders do not, and the performance of this Agreement by them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

         2.3 Title to the Control Shares. Each Control Shareholder is the owner of the number and class of Control Shares specified on Exhibit A hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Exhibit A. No Control Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Control Shares. Each Control Shareholder has sole voting power with respect to his, her or its Control Shares except as otherwise specified on Exhibit A.

                                    ARTICLE 3
                                  MISCELLANEOUS

         3.1 Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.

         3.2 Specific Performance. The Control Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Sky shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         3.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

         3.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

         3.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         3.6 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Ohio.

         3.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         3.8 Assignments. This Agreement shall not be assigned by operation of law or otherwise.

         3.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                                       2.
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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

"CONTROL SHAREHOLDERS"                        "SKY"

                                              SKY FINANCIAL GROUP, INC.

 /s/ Steven A. Calabrese                       /s/ Marty E. Adams
----------------------------------------      ----------------------------------
STEVEN A. CALABRESE                           By:  Marty E. Adams
                                                  ------------------------------
                                              Its: Chairman, President and CEO
                                                  ------------------------------

CCAG LIMITED

By: TGF, Inc., general partner

    By: /s/ Steven A. Calabrese
       ---------------------------------
       Steven A. Calabrese, President

RC ENTERPRISES I

By: /s/ Steven A. Calabrese
   -------------------------------------
   Steven A. Calabrese, Managing Partner

RC ENTERPRISES II

By: /s/ Steven A. Calabrese
   -------------------------------------
   Steven A. Calabrese, Managing Partner

 /s/ Umberto P. Fedeli
----------------------------------------
UMBERTO P. FEDELI

RICHARD M. OSBORNE TRUST

By: /s/ Richard M. Osborne
   -------------------------------------
   Richard M. Osborne, Trustee

TURKEY VULTURE FUND XIII, LTD.

By: /s/ Richard M. Osborne
   -------------------------------------
   Richard M. Osborne, Manager

 /s/ Richard M. Osborne
----------------------------------------
RICHARD M. OSBORNE

                                       3.

                                                                       EXHIBIT A

         NAME                            COMMON SHARES
         ----                            -------------
Steven A. Calabrese                          46,384

CCAG Limited                                 66,640

RC Enterprises I                             37,416

RC Enterprises II                                 0

Umberto P. Fedeli                           204,270

Richard M. Osborne Trust                    212,938*

Turkey Vulture Fund XIII, Ltd.              217,988**

Richard M. Osborne                                0
                                            -------

         Total:                             785,636

-------------
* Some of these shares are pledged as collateral security for the repayment of a loan from Huntington Bank. To the extent there is a default on the loan, the lender may have the right to vote 175,950 shares.

** All of these shares are pledged as collateral security for the repayment of a loan to the Richard M. Osborne Trust from Huntington Bank. To the extent there is a default on the loan, the lender may have the right to vote these shares.